Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,250,000,000

2.625% SENIOR NOTES, DUE OCTOBER 2020

FINAL TERM SHEET

Dated October 14, 2015

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa1 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	2.625% Senior Notes, due October 2020

Aggregate Principal Amount Initially Being Issued:	$2,250,000,000

Issue Price:	99.967%

Trade Date:	October 14, 2015

Settlement Date:	October 19, 2015 (T+3)

Maturity Date:	October 19, 2020

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	30/360

Interest Rate:	2.625% per annum

Interest Payment Dates:	April 19 and October 19 of each year, beginning April 19, 2016, subject to following unadjusted business day convention

Interest Periods:	Semi-annual

Treasury Benchmark:	5 year U.S. Treasury, due September 30, 2020

Treasury Yield:	1.282%

Treasury Benchmark Price:	100-14 1⁄4

Spread to Treasury Benchmark:	+135 bps

Reoffer Yield:	2.632%

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:

ANZ Securities, Inc.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commerz Markets LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Nykredit Bank A/S

Rabo Securities USA, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC SMBC Nikko Securities America, Inc. Standard Chartered Bank The Huntington Investment Company TD Securities (USA) LLC

Junior Co-Managers:	Drexel Hamilton, LLC Siebert Brandford Shank & Co., L.L.C.

CUSIP:	06051GFT1

ISIN:	US06051GFT13

Concurrent Offering:	$1,000,000,000 reopening of the 3.875% Senior Notes, due August 2025 The settlement of the 2.625% Senior Notes, due October 2020 is not contingent on the settlement of the concurrent offering.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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